Exhibit 99.1

Media Contact:	Bob Klein (414) 343-8664
Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON THIRD-QUARTER 2010 EARNINGS MARK CONTINUED PROGRESS

Company Generates Earnings Per Share of $0.40 from Continuing Operations

Results Reflect Further Strengthening of HDFS Performance, Continued Execution on Company-Wide Restructuring

MILWAUKEE, Oct. 19, 2010 — Harley-Davidson, Inc. (NYSE: HOG) reported third-quarter 2010 income from continuing operations of $93.7 million, or $0.40 per share, compared to income of $56.4 million and earnings per share of $0.24 from continuing operations in the year-ago quarter.

The Company’s third-quarter earnings from continuing operations were driven by continued performance improvement at the Company’s financial services unit, Harley-Davidson Financial Services (HDFS), as the Company recorded operating income from financial services of $50.9 million, compared to a loss of $31.5 million in last year’s third quarter. Operating income from the motorcycles and related products segment was $101.5 million, compared to $130.7 million in the year-ago period.

Third-quarter retail sales of new Harley-Davidson® motorcycles decreased 7.7 percent worldwide, 9.4 percent in the U.S. and 3.6 percent in international markets compared to the year-ago period.

“Despite the continued challenges in the economy, we are making solid, steady progress at transforming our business,” said Keith Wandell, President and Chief Executive Officer of Harley-Davidson, Inc. “With our strategic focus on future growth initiatives and continuous improvement, we are positioning Harley-Davidson to succeed at today’s volumes, as well as to grow and restore greater profitability longer term.

“The results we are seeing stem directly from the actions we are taking to restructure the business, driven by the creativity and extraordinary efforts of our entire team. From manufacturing and product development to marketing, international operations, dealer capabilities and across the entire enterprise, we are transforming Harley-Davidson with a focus on delivering unparalleled customer experiences and value,” Wandell said.

Retail Harley-Davidson Motorcycle Sales

During the third quarter of 2010, dealer retail sales of new Harley-Davidson motorcycles decreased 7.7 percent worldwide, 9.4 percent in the U.S. and 3.6 percent in international markets, compared to the prior-year quarter. Industry-wide U.S. heavyweight motorcycle (651cc-plus) retail unit sales decreased 14.4 percent in the third quarter compared to the year-ago period.

Through nine months, worldwide retail sales of Harley-Davidson motorcycles decreased 9.8 percent compared to the same period last year. U.S. retail sales of Harley-Davidson motorcycles decreased 13.4 percent for the first nine months of the year while the U.S. heavyweight market segment was down 14.6 percent for the same period, compared to the year-ago period. In international markets, retail sales of new Harley-Davidson motorcycles decreased 1.9 percent for the first nine months of 2010 compared to 2009.

“The Harley-Davidson brand has remarkable strength globally. Few products or brands rank as highly in terms of awareness and affinity on the part of customers and non-customers alike. We have continued to gain market share in the U.S. and Europe. Since 2008, we also have been the U.S. leader in new motorcycle sales to young adults for the entire on-road motorcycle category. Going forward, we will continue to build on this brand strength and leadership position,” said Wandell.

Third-quarter and nine-month data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Financial Results

Third Quarter: Revenue from Harley-Davidson motorcycles in the third quarter of 2010 was $798.8 million, down 0.6 percent compared to the year-ago period. The Company shipped 53,293 Harley-Davidson motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 54,236 motorcycles in the third quarter of 2009.

Revenue from Parts and Accessories totaled $219.0 million during the quarter, down 1.2 percent, and revenue from General Merchandise, which includes MotorClothes® apparel, was $64.1 million, down 9.4 percent compared to the year-ago period.

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Gross margin was 34.9 percent in the third quarter, compared to 33.4 percent in the year-ago period. Third-quarter operating margin decreased to 9.3 percent in 2010 from 11.8 percent in the third quarter of 2009, largely the result of higher restructuring and selling, general and administrative charges.

Nine Months: Through the first nine months of 2010, the Company shipped 166,013 Harley-Davidson motorcycles, an 11.3 percent decrease compared to last year’s 187,085 units for the period. Revenue from Harley-Davidson motorcycles through nine months was $2.44 billion, a 7.0 percent decrease compared to the year-ago period. Nine-month P&A revenue was $599.8 million, a 3.7 percent decrease from the year-ago period. General Merchandise revenue was $197.7 million, an 8.3 percent decrease compared to the same period in 2009. Gross margin through nine months was 35.5 percent and operating margin was 11.8 percent, compared to 35.0 percent and 15.2 percent respectively in the year-ago period.

Financial Services Segment

Third Quarter: Operating income from financial services was $50.9 million in the third quarter of 2010, compared to an operating loss of $31.5 million in the year-ago quarter. The improvement in year-over-year operating income is largely the result of a lower cost of funds and improvement in credit losses.

Nine Months: Through nine months, operating income from financial services was $138.4 million, compared to an operating loss of $110.8 million in the first nine months of 2009. Nine-month 2009 results were affected by two non-recurring, non-cash charges totaling $101.1 million to establish a credit loss provision related to the reclassification of motorcycle loan receivables and to write off all HDFS goodwill.

Guidance

The Company is narrowing its guidance for full-year 2010 shipments and now expects to ship 207,000 to 212,000 Harley-Davidson motorcycles to dealers, a decrease of approximately five to seven percent from 2009. Prior shipments guidance was 201,000 to 212,000 motorcycles. The Company is also refining its guidance for capital expenditures, which are now expected to be $190 million to $210 million for the full year, compared to prior guidance of $235 million to $255 million. Capital expenditures guidance for 2010 includes $75 million to $90 million to support restructuring activities, a revision from prior guidance of $95 million to $110 million for restructuring activities in 2010. Harley-Davidson continues to expect gross margin to be between 32.5 percent and 34.0 percent for the full year.

Restructuring Update

The Company has lowered the cost estimate to complete its restructuring activities and now expects previously announced restructuring activities, which began in 2009, to result in total one-time charges of $505 million to $535 million into 2012, compared to the prior cost estimate of $515 million to $545 million, including charges of $190 million to $210 million in 2010. The Company now expects savings in 2010 of $150 million to $165 million from restructuring activities and continues to expect annual ongoing savings of $290 million to $310 million beginning in 2013 upon completion of the restructuring activities.

Last month, Harley-Davidson announced that its Wisconsin labor unions had ratified new labor agreements to take effect in April 2012. Costs and savings related to the new Wisconsin labor agreements are included in the restructuring projections, and savings will first result in a financial benefit upon implementation of the agreements in 2012.

Income Tax Rate

Through nine months of 2010, the Company’s effective income tax rate from continuing operations was 34.0 percent compared to 47.7 percent for the same period last year. The 2010 effective tax rate through the third quarter was favorably impacted by the settlement of an IRS audit and an increase in the tax benefit from domestic manufacturing, offset by the tax impact of federal healthcare reform legislation. The 2009 effective tax rate for the same period was unfavorably impacted by a one-time tax charge related to a Wisconsin tax law change and a non-deductible goodwill charge. The Company now expects its 2010 full-year effective tax rate from continuing operations to be approximately 34.0 percent.

Cash Flow

Cash and marketable securities totaled $1.55 billion as of Sept. 26, 2010, compared to $1.52 billion at the end of last year’s third quarter. Through nine months, cash provided by operating activities from continuing operations was $1.17 billion, compared to $561.3 million in the year-ago period, and capital expenditures were $77.6 million in 2010, compared to $76.6 million in 2009.

Discontinued Operations

In the third quarter, the Company completed the divesture of its MV Agusta subsidiary. For the third quarter of 2010, Harley-Davidson incurred a $4.9 million loss from discontinued operations, net of tax. Through the first nine months of 2010, Harley-Davidson incurred a $108.4 million loss net of tax from discontinued operations, comprised of operating losses as well as fair value adjustments. Including discontinued operations, the Company reported earnings per share of $0.38 in the third quarter of 2010.

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Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Harley-Davidson Financial Services (HDFS) and Buell Motorcycle Company (Buell).

Conference Call and Webcast Presentation

Harley-Davidson will discuss third-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.”

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy and divest certain company assets, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) successfully achieve with our labor unions flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iv) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand, (v) manage supply chain issues, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (viii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (ix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) sell all of its motorcycles and related products and services to its independent dealers, (xiv) continue to develop the capabilities of its distributor and dealer network, (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvii) adjust to healthcare inflation and reform, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, and (xx) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

TABLES FOLLOW

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Harley-Davidson, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net revenue from motorcycles and related products	$1,087,115	$1,108,465	$3,259,551	$3,522,631
Gross profit	379,806	370,134	1,156,337	1,231,375
Selling, administrative and engineering expense	210,828	188,736	624,984	594,778
Restructuring expense and other impairments	67,476	50,745	145,837	100,738

Operating income from motorcycles & related products	101,502	130,653	385,516	535,859

Financial services revenue	172,845	136,993	516,387	365,627
Financial services expense	121,977	167,333	377,992	446,881
Goodwill impairment	—	—	—	28,387
Restructuring expense	—	1,204	—	1,204

Operating income (loss) from financial services	50,868	(31,544)	138,395	(110,845)

Operating income	152,370	99,109	523,911	425,014
Investment income	1,239	947	3,666	3,217
Interest expense	23,102	882	70,148	11,468

Income before income taxes	130,507	99,174	457,429	416,763
Provision for income taxes	36,790	42,793	155,684	198,952

Income from continuing operations	93,717	56,381	301,745	217,811
Loss from discontinued operations, net of tax	(4,888)	(29,898)	(108,434)	(54,231)

Net income	$88,829	$26,483	$193,311	$163,580

Earnings per common share from continuing operations:
Basic	$0.40	$0.24	$1.29	$0.94
Diluted	$0.40	$0.24	$1.29	$0.93

Loss per common share from discontinued operations:
Basic	$(0.02)	$(0.13)	$(0.46)	$(0.23)
Diluted	$(0.02)	$(0.13)	$(0.46)	$(0.23)

Earnings per common share:
Basic	$0.38	$0.11	$0.83	$0.70
Diluted	$0.38	$0.11	$0.82	$0.70

Weighted-average common shares:
Basic	233,504	232,677	233,232	232,527
Diluted	234,786	233,875	234,627	233,357

Cash dividends per common share	$0.10	$0.10	$0.30	$0.30

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) September 26, 2010	December 31, 2009	(Unaudited) September 27, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,494,301	$1,630,433	$1,518,799
Marketable securities	55,229	39,685	—
Accounts receivable, net	306,085	269,371	304,410
Finance receivables held for investment, net	1,065,103	1,436,114	1,525,164
Restricted finance receivables held by variable interest entities, net (1)	674,371	—	—
Inventories	319,101	323,029	398,852
Assets of discontinued operations	—	181,211	233,339
Restricted cash held by variable interest entities (1)	287,613	—	—
Other current assets	297,157	462,106	410,853

Total current assets	4,498,960	4,341,949	4,391,417

Finance receivables held for investment, net	2,045,249	3,621,048	3,652,987
Restricted finance receivables held by variable interest entities, net (1)	2,425,788	—	—
Other long-term assets	1,070,963	1,192,521	1,308,664

	$10,040,960	$9,155,518	$9,353,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$934,651	$676,599	$897,143
Liabilities of discontinued operations	—	69,535	71,058
Short-term debt	587,981	189,999	1,325,303
Current portion of long-term debt	201,426	1,332,091	668,205
Current portion of long-term debt held by variable interest entities (1)	731,833	—	—

Total current liabilities	2,455,891	2,268,224	2,961,709

Long-term debt	2,814,400	4,114,039	3,176,648
Long-term debt held by variable interest entities (1)	1,801,537	—	—
Pension liability and postretirement healthcare benefits	626,128	509,804	768,474
Other long-term liabilities	153,054	155,333	156,265

Total shareholders’ equity (1)	2,189,950	2,108,118	2,289,972

	$10,040,960	$9,155,518	$9,353,068

(1)	On January 1, 2010, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140,” (codified within ASC Topic 860) and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (codified in ASC Topic 810, “Consolidations”). In accordance with ASC Topic 810, the Company determined that it is the primary beneficiary of its formerly unconsolidated variable interest entities. Accordingly, the Company began consolidating the variable interest entities on January 1, 2010. As a result of the consolidation, the Company recorded a reduction to retained earnings of $40.6 million net of tax.

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 26, 2010	September 27, 2009

Net cash provided by operating activities of continuing operations	$1,169,502	$561,338

Cash flows from investing activities of continuing operations:
Capital expenditures	(77,559)	(76,601)
Finance receivables held for investment, net	200,573	(519,916)
Collection of retained securitization interests	—	45,843
Net change in marketable securities	(13,918)	—

Net cash provided by (used by) investing activities of continuing operations	109,096	(550,674)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of senior unsecured notes	—	589,030
Proceeds from securitization debt	—	1,195,129
Repayments of securitization debt	(1,518,528)	(106,350)
Net increase (decrease) in credit facilities and unsecured commercial paper	145,687	(556,101)
Net borrowings of asset-backed commercial paper	(845)	56,691
Net change in restricted cash	78,928	(127,462)
Dividends	(70,480)	(70,329)
Purchase of common stock for treasury	(1,687)	(296)
Excess tax benefits from share-based payments	3,590	148
Issuance of common stock under employee stock option plans	7,466	11

Net cash (used by) provided by financing activities of continuing operations	(1,355,869)	980,471

Effect of exchange rate changes on cash and cash equivalents of continuing operations	4,921	11,829

Net (decrease) increase in cash and cash equivalents of continuing operations	(72,350)	1,002,964

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(68,650)	(50,044)
Cash flows from investing activities of discontinued operations	—	(18,010)
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	(1,195)	(4,086)

	(69,845)	(72,140)

Net (decrease) increase in cash and cash equivalents	$(142,195)	$930,824

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	$1,630,433	$568,894
Cash and cash equivalents of discontinued operations - beginning of period	6,063	24,664
Net (decrease) increase in cash and cash equivalents	(142,195)	930,824
Less: Cash and cash equivalents of discontinued operations - end of period	—	(5,583)

Cash and cash equivalents - end of period	$1,494,301	$1,518,799

Net Revenue and Motorcycle

Shipment Data

(Unaudited)

	Three months ended		Nine months ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$798,769	$803,256	$2,439,206	$2,622,774
Buell® motorcycles	828	9,200	11,734	50,476
Parts & Accessories	218,975	221,648	599,845	622,649
General Merchandise	64,052	70,668	197,667	215,458
Other	4,491	3,693	11,099	11,274

	$1,087,115	$1,108,465	$3,259,551	$3,522,631

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	34,394	36,524	104,019	124,428
International	18,899	17,712	61,994	62,657

Total Harley-Davidson	53,293	54,236	166,013	187,085

Buell	157	1,403	2,551	6,546

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	20,042	22,360	63,413	69,324
Custom	22,581	20,969	69,323	75,133
Sportster®	10,670	10,907	33,277	42,628

Total Harley-Davidson	53,293	54,236	166,013	187,085

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
North America Region
United States	40,459	44,650	122,145	141,101
Canada	2,562	3,494	9,354	10,376

Total North America Region	43,021	48,144	131,499	151,477

Europe Region (Includes Middle East and Africa)
Europe*	7,973	7,228	31,440	30,122
Other	941	771	3,079	2,563

Total Europe Region	8,914	7,999	34,519	32,685

Asia Pacific Region
Japan	3,199	3,948	8,454	10,240
Other	2,194	2,184	6,832	7,235

Total Asia Pacific Region	5,393	6,132	15,286	17,475

Latin America Region	1,521	1,454	4,416	4,243

Total Worldwide Retail Sales	58,849	63,729	185,720	205,880

Data Source (subject to update)

Data source for all 2009 and 2010 retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data (1)

	Nine months ended
	September 30, 2010	September 30, 2009
United States[2]	222,935	261,107

	Eight months ended
	August 31, 2010	August 31, 2009
Europe[3]	247,517	253,694

1 - Heavyweight market data includes street legal 651+cc models. Street legal 651+cc models include both on-highway and dual purpose models and three-wheeled vehicles.

2 - United States industry data is derived from information provided by Motorcycle Industry Council (MIC). This data is subject to revision and update. Prior periods have been adjusted to include all on-highway and dual purpose models that were previously excluded due to classification changes made by MIC.

3 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data is derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update.